Exhibit 10.2
Via E-Mail (cfelfe@skilledhc.com)

June 28, 2013

Chris Felfe
1524 Sylvia Ln.
Newport Beach, CA 92660

RE: Employment Transition Offer Letter

Dear Chris:

I am happy to formally extend an offer to you, in conjunction with the internal restructuring efforts of our consolidated group of companies, to promote you to a new role as Acting Chief Financial Officer for the company and its parent, Skilled Healthcare Group, Inc. You will also continue to serve as Principal Accounting Officer. In your new role you will report to the Chief Executive Officer of Skilled Healthcare Group, Inc. and will have such duties and authority as may from time to time be assigned to you by the Chief Executive Officer.

Effective upon your assumption of the new role, your base salary will be increased to $325,000 per annum, payable in accordance with the company’s standard payroll practices and less applicable withholding taxes. You will also be eligible to participate in the company’s executive bonus plan at the Chief Financial Officer level, which is currently at a target bonus of 60.0% of base salary and presumes you will substantially assume the CFO goals previously set with the Compensation committee for the balance of the calendar year, the details of which will be finalized with you and Boyd in the next few weeks. Any bonus earned for 2013 will be prorated between your current bonus plan (from the beginning of this year until you assume your new position) and the CFO bonus plan (for the remainder of the year). The general terms and conditions of the respective bonus plans will not change as a result of your transition, and will continue to apply.

In conjunction with this change, effective upon your acceptance of this offer, the severance provisions in Section 3(d)(i) and (ii) of your current employment agreement, dated as of August 11, 2009, will be deemed to be modified to provide for nine months’ worth of severance pay and benefits premium cost coverage, as opposed to the six months of each as currently provided in the employment agreement.

The changes to your employment and compensation arrangements as described in this letter will be effective July 8, 2013, unless we mutually agree otherwise in writing.

This letter agreement constitutes an amendment of your existing employment agreement, but except as your terms and conditions of employment have been modified as set forth in this letter agreement, your existing employment agreement remains in full force and effect in accordance with its terms.

SKILLED HEALTHCARE, LLC ♦ 27442 PORTOLA PARKWAY, SUITE 200 ♦ FOOTHILL RANCH, CA 92610 ♦ 949.282.5800

June 28, 2013

As you know, the company’s current Chief Executive Officer intends to retire in the foreseeable future, at which time someone else will succeed him in that position. The new Chief Executive Officer may desire to appoint a different person as acting or permanent Chief Financial Officer, in which case your employment may be terminated or you may be asked to revert to a Senior Vice President role with the company. In the event that the new Chief Executive Officer determines to ask you to revert to a Senior Vice President role, he or she will notify you of that decision in writing and indicate the effective date of the change (which will be on or after the date of the notice). On the effective date of you reverting to a Senior Vice President role, the new compensation arrangements set out in this letter for you in the Acting Chief Financial Officer role will automatically revert back to what they were immediately prior to the effectiveness of this letter agreement, other than the severance provisions, which will stay at 9 months as described above. In effect, other than with respect to severance as discussed above and the specific job title and function of the new Senior Vice President role, you will be put back into the same position, with respect to compensation, etc., that you are in today. If and when that occurs, your current employment agreement will be deemed to have been further amended to revert back to its terms and conditions existing as of immediately prior to the effectiveness of this letter agreement other than as the severance provisions have been modified by this agreement, and with respect to the specific job title and function of the new Senior Vice President role.

Please let me know if you have any questions or would otherwise like to discuss anything. If you are in agreement with the matters set forth in this letter, please countersign below and return a copy to me at your earliest convenience. We look forward to continue to work with you in your new role.

Sincerely,

/s/ Jose Lynch Jose Lynch President, Skilled Healthcare, LLC

ACKNOWLEDGED AND AGREED: /s/ Christopher N. Felfe Christopher N. Felfe Date: 6/28/13

SKILLED HEALTHCARE, LLC ♦ 27442 PORTOLA PARKWAY, SUITE 200 ♦ FOOTHILL RANCH, CA 92610 ♦ 949.282.5800